Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED

DECEMBER 31, 2011, 2010 AND 2009

DESCRIPTION	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2011	$868,000	$437,708	$(749,708	)(1)	$556,000
Year ended December 31, 2010	$1,178,220	$730,197	$(1,040,417	)(1)	$868,000
Year ended December 31, 2009	$2,026,000	$1,729,688	$(2,577,468	)(1)	$1,178,220

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2011	$530,343	$-	$(23,132)		$507,211
Year ended December 31, 2010	$582,343	$-	$(52,000)		$530,343
Year ended December 31, 2009	$640,068	$-	$(57,725)		$582,343

ALLOWANCE FOR DISCOUNTS AND RETURNS

Year ended December 31, 2011	$2,474,974	$16,943,679	$(16,992,842)		$2,425,811
Year ended December 31, 2010	$1,152,187	$16,024,392	$(14,701,605)		$2,474,974
Year ended December 31, 2009	$1,606,882	$14,087,641	$(14,542,336)		$1,152,187

(1) Amount charged off, net of recoveries